UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MarketWatch, Inc.

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Set forth below are the text of an e-mail sent by Lawrence Kramer, Chief Executive Officer of MarketWatch, Inc. (the “Company”) to customers, colleagues and friends of the Company in connection with the public announcement of the merger agreement between the Company and Dow Jones & Company, Inc.

Dear colleagues and friends:

Surely you’ve heard the big news about MarketWatch and Dow Jones this week. We’re very excited about the opportunity to join forces with one of the world’s most respected media companies. I’m writing this note to give you a little insight into why we did the transaction, and why we think it presents a terrific opportunity to both us here at MarketWatch, and to you, as a highly valued partner.

First of all, let me assure you that it is business as usual here, and that you can expect the same great service and advertising products that you have come to expect from us. Dow Jones is buying our company because of the tremendous success we’ve had building our Web sites into one of the largest business and financial news networks on the Internet. The deal is currently expected to close by the end of Q1, and until then our companies will continue to operate independently.

This transaction is a terrific fit given the two very different successful models undertaken by our companies - the “free vs. paid” debate that we’ve been talking about for years. We have both pioneered in Internet publishing and see this as a great opportunity for our sites to grow and to expand the depth and breadth of our product offerings. MarketWatch will be Dow Jones’ entry into the mass online consumer market. We understand from Dow Jones that it believes it is faster and better to enter that market with us than to build that business themselves. They want us because of what we have accomplished with audience quality and reach, with partners like you. We believe future advertising opportunities across our combined network will be unparalleled in the business news and information space.

If you have any questions at all please don’t hesitate to contact me. As always, thank you for your business, your support and your interest in MarketWatch.

Best regards,

Larry Kramer

Chairman & CEO

MarketWatch

Additional Information and Where to Find It

MarketWatch intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition of MarketWatch by Dow Jones. Investors and security holders of MarketWatch are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about MarketWatch, Dow Jones and the proposed acquisition. Investors and security holders of MarketWatch may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov, or at MarketWatch’s website at www.cbs.marketwatch.com. In addition, investors and security holders of MarketWatch may obtain free copies of the proxy statement (when it becomes available) by writing to 825 Battery Street, San Francisco, CA 94111, Attention: Investors Relations, or by emailing to ayen@marketwatch.com.

MarketWatch and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed acquisition. A description of the interests in MarketWatch of its directors and executive officers is set forth in MarketWatch’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and in MarketWatch’s proxy statement for its 2004 annual meeting of stockholders. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed acquisition, and a description of their direct and indirect interests in the proposed acquisition, will be set forth in the proxy statement when it is filed with the SEC.